EXHIBIT 12.2
                    TRITON ENERGY LIMITED AND SUBSIDIARIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE
                                  DIVIDENDS
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)



                                                                                        SEVEN MONTHS
                                                             YEAR ENDED                 ENDED
                                                             DECEMBER 31,               DEC. 31,        YEAR ENDED MAY 31,
                                                             -------------------------
                                                                      1996       1995            1994                  1994
                                                             --------------  ---------  --------------  --------------------
Fixed charges, as defined (1):
    Interest charges                                         $      43,884   $ 41,305   $      20,285   $            26,951
    Preference dividend requirements of the Company                    985        802             449                   ---
    Preferred dividend requirements of subsidiaries
      adjusted to pre-tax basis                                        ---        ---             ---                   364
                                                             --------------  ---------  --------------  --------------------
        Total fixed charges                                  $      44,869   $ 42,107   $      20,734   $            27,315
                                                             --------------  ---------  --------------  --------------------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                       $      20,945   $ 16,600   $     (22,834)  $           (23,104)
  Fixed charges, above                                              44,869     42,107          20,734                27,315
  Less interest capitalized                                        (27,102)   (16,211)        (11,833)              (16,863)
  Plus undistributed (earnings) loss of affiliates                    (118)     2,249           4,102                  (645)
  Less preference dividend requirements of the
    Company and its subsidiaries adjusted to pre-tax basis            (985)      (802)           (449)                 (364)
                                                             --------------  ---------  --------------  --------------------
                                                             $      37,609   $ 43,943   $     (10,280)  $           (13,661)
                                                             --------------  ---------  --------------  --------------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERENCE DIVIDENDS (2) (3)                                    0.8        1.0             ---                   ---
                                                             --------------  ---------  --------------  --------------------






                                                               YEAR ENDED MAY 31,
                                                             ---------------------
                                                                  1993       1992
                                                             ----------  ---------
Fixed charges, as defined (1):
    Interest charges                                         $  16,336   $ 11,066
    Preference dividend requirements of the Company                ---      1,386
    Preferred dividend requirements of subsidiaries
      adjusted to pre-tax basis                                  1,551      1,780
                                                             ----------  ---------
        Total fixed charges                                  $  17,887   $ 14,232
                                                             ----------  ---------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                       $(147,445)  $(87,124)
  Fixed charges, above                                          17,887     14,232
  Less interest capitalized                                     (6,407)    (6,529)
  Plus undistributed (earnings) loss of affiliates               3,012      2,558
  Less preference dividend requirements of the
    Company and its subsidiaries adjusted to pre-tax basis      (1,551)    (3,166)
                                                             ----------  ---------
                                                             $(134,504)  $(80,029)
                                                             ----------  ---------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERENCE DIVIDENDS (2) (3)                                ---        ---
                                                             ----------  ---------



(1) Earnings include the Company's equity in the losses of an affiliate whose debt was guaranteed by the Company. Related interest charges for the year ended May 31, 1992 of $819,000 were excluded from fixed charges due to the improbability that such guarantees would be honored.

(2) Earnings were inadequate to cover fixed charges and preference dividends for the year ended December 31, 1996 by $7,260,000, for the seven months ended December 31, 1994 by $31,014,000, and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and $94,261,000,
respectively.

(3) Earnings reflect nonrecurring writedowns and loss provisions of $46,153,000 and $1,058,000 for the years ended December 31, 1996 and 1995,
$984,000 for the seven months ended December 31, 1994, and $45,754,000, $99,883,000 and $48,805,000 for the years ended May 31, 1994, 1993 and 1992, respectively. Nonrecurring gains from the sale of assets and other gains aggregated $22,189,000, $13,617,000 and $56,193,000 for the years ended December 31, 1996 and 1995 and May 31, 1994, respectively. The ratio of combined earnings to fixed charges and preference dividends if adjusted to remove nonrecurring items, would have been 1.4 and 0.7 for the years ended December 31, 1996 and 1995, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preference dividends for the year ended December 31, 1995 by $10,723,000, for the seven months ended December 31, 1994 by $30,030,000, and for the years ended May 31, 1994, 1993
and  1992  by  $51,415,000,  $45,183,000  and    $33,687,000,  respectively.